Exhibit 33.2

MANAGEMENT’S ASSERTION OF COMPLIANCE

Management of the Agency and Trust division of Citibank, N.A. (or “Company”) is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the servicing criteria in Item 1122(d) of Regulation AB are applicable in regards to the reservicing platform as of and for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) automobile loan or lease-backed securities serviced by American Honda Finance Corporation issued on or after January 1, 2006, as listed in Appendix A, for which the Company provides trustee and paying agent services; or owner trustee services (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the Platform as to any transaction, except for the following criteria: 1122(d)(1)(i)-1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(iii)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”). With respect to the Platform, servicing criterion 1122(d)(3)(ii) is applicable only as it relates to remittances.

Period: Twelve months ended March 31, 2022 (the “Period”).

With respect to the Platform as of and for the Period, the Company’s management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

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The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria.
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The Company’s management has assessed compliance with the Applicable Servicing Criteria. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.
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Based on such assessment, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria as of and for the Period.

CITIBANK, N.A.

By: /s/ James Maitland

Its: Managing Director

Dated: May 27, 2022

Appendix A

Asset-backed Transactions and Securities Constituting the Platform

Deal Name

HONDA AUTO RECEIVABLES OWNER TRUST 2017-4

HONDA AUTO RECEIVABLES OWNER TRUST 2018-2

HONDA AUTO RECEIVABLES OWNER TRUST 2018-4

HONDA AUTO RECEIVABLES OWNER TRUST 2019-2

HONDA AUTO RECEIVABLES OWNER TRUST 2019-4

HONDA AUTO RECEIVABLES OWNER TRUST 2020-2

HONDA AUTO RECEIVABLES OWNER TRUST 2021-1

HONDA AUTO RECEIVABLES OWNER TRUST 2021-3

HONDA AUTO RECEIVABLES OWNER TRUST 2022-1